Exhibit 3.1

NAVA HEALTH MD, INC.

ARTICLES OF INCORPORATION

I, Bernaldo Dancel, whose post office address is 9755 Patuxent Woods Drive, Suite 100, Columbia, Maryland 21046, being at least 18 years of age, do hereby form a Maryland corporation under and by virtue of the General Laws of the State of Maryland.

FIRST: Name. The name of the corporation (hereinafter referred to as the “Corporation”) is:

NAVA HEALTH MD, INC.

SECOND: Purposes. The purposes for which the Corporation is formed are to engage in any lawful act or activities permitted by a corporation organized under the laws of the State of Maryland. The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act that a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

THIRD: Address and Resident Agent. The post office address of the principal office of the Corporation in this State is 9755 Patuxent Woods Drive, Suite 100, Columbia, Maryland 21046. The name and post office address of the resident agent of the Corporation in this State are Christopher R. Rahl, 1001 Fleet Street, Suite 701, Baltimore, Maryland 21202. Said resident agent is an individual and a citizen of this State who resides in this State.

FOURTH: Capital Stock and Related Matters.

(a)               The total number of shares of stock that the Corporation has authority to issue is Fifty Million (50,000,000) shares, all of which shall initially be designated as shares of common stock, par value $0.01 per share. The aggregate value of all authorized shares of stock having a par value is Five Hundred Thousand Dollars ($500,000). The Board of Directors, with the approval of a majority of the entire Board and without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class or series, whether now or hereafter authorized, and securities convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

(b)               Subject to the rights of holders of any other class or series of stock of the Corporation, including, without limitation, any class or series of stock hereafter established by the Board of Directors pursuant to paragraph (d) of this Article Fourth, each share of common stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Board of Directors in accordance with the Maryland General Corporation Law (“MGCL”), and to all rights of a stockholder pursuant to the MGCL. The common stock shall have no preference, preemptive, conversion or exchange rights.

(c)               Dividends may be declared on the common stock at such time and in such amounts as the Board of Directors may deem advisable; provided, however, that any such dividends shall be subject to the rights of any other class or series of stock then outstanding.

(d)               The Board of Directors shall have the power from time to time to (i) classify or reclassify, in one or more classes or series, any authorized but unissued shares of stock of any class or series, and (ii) reclassify any authorized but unissued shares of any class or series of stock, in either case by setting or changing the number of shares constituting such class or series and/or setting or changing the designation, preferences conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record Articles Supplementary with the State Department of Assessments and Taxation in substance and in the form prescribed by Maryland law. The authority of the Board of Directors with respect to the classification or reclassification of shares of stock pursuant to this paragraph (d) shall include, without limitation, the determination of the following: (A) the number of shares constituting each class or series and the distinctive designation thereof; (B) the dividend rate on the shares of each class or series, whether dividends shall be cumulative, and, if so, from which dates, and the relative rights of priority, if any, of payment of dividends on shares of each class or series; (C) whether each class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (D) whether each class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (E) whether or not the shares of each class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (F) whether each class or series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (G) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each class or series; and (H) any other relative rights, preferences and limitations of each class or series.

(e)               Except as specifically provided otherwise in paragraph (b) of Article Fifth hereof and in Article Eighth hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares of stock entitled to cast a majority of all of the votes entitled to be cast on the matter.

FIFTH: Board of Directors.

(a)               The business and affairs of the Corporation shall be managed under the direction of a Board of Directors. The number of directors of the Corporation shall be not less than one (1), which number may be increased or decreased in accordance with the Bylaws of the Corporation. The directors shall be divided into three (3) classes with respect to the time for which they shall hold office. The initial directors of Class I shall hold office for one year or until the first annual meeting of stockholders following their election; the initial directors of Class II shall hold office for two years or until the second annual meeting of stockholders following their election; and the initial directors of Class III shall hold office for three years or until the third annual meeting of stockholders following their election; and in each case until their respective successors are elected and qualify. At each future annual meeting of stockholders, the successors to the Class of Directors whose term shall expire at that time shall be elected to hold office for a term of three (3) years, so that the term of office of one Class of Directors shall expire in each year. As of the date hereof, the number of directors is five (5). The initial directors of Class I are _________________________; the initial directors of Class II are ______________________; the initial Directors of Class III are ________________.

(b)               A director may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph (b), the term “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty. Stockholders may attempt to remove a director for cause only after service of specific charges, adequate notice and a full opportunity to refute the charges.

(c)               The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation (the “Charter”), shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; (vi) the number of shares of stock of any class or series of the Corporation; (vii) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; and/or (viii) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

SIXTH: Exculpation of Directors and Officers. No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, and then only for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (c) to the extent that such exculpation is expressly prohibited by federal or Maryland law. No amendment to the Charter or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this Article Sixth with respect to any act or omission that occurred prior to such amendment or repeal.

SEVENTH: Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in the foregoing clauses (a) or (b) and to any employee or agent of the Corporation or a predecessor of the Corporation.

EIGHTH: Amendments. The Corporation reserves the right from time to time to make any amendment to its Charter now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except (a) as set forth in the next sentence of this Article Eighth and (b) for those amendments (i) permitted to be made without stockholder approval under Maryland law and/or (i) in respect of which another provision of the Charter expressly provides otherwise, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on such amendment. Notwithstanding the foregoing, any amendment to paragraph (b) of Article Fifth hereof, Article Seventh hereof, or this Article Eighth shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on such amendment.

[Signature Page Follows]

[Signature Page]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this ____ day of ____________, 2022, and I acknowledge the same to be my act.

/s/ Bernaldo Dancel
Bernaldo Dancel

The undersigned individual hereby consents to being designated as the resident agent for Nava Health MD, INC.

/s/ Christopher R. Rahl
Christopher R. Rahl